Exhibit 99.1

QEP RESOURCES, INC. COMMENCES CHANGE OF CONTROL OFFERS TO PURCHASE OUTSTANDING SENIOR NOTES

Denver, Co - (PR NEWSWIRE), July 9, 2010 -- QEP Resources, Inc. (NYSE:  QEP) (the “Company”) today announced that it has commenced change of control offers to purchase any and all of each series of the Company’s outstanding senior notes listed below:

•	7.50% Notes due 2011

•	6.05% Notes due 2016

•	6.80% Notes due 2018

•	6.80% Notes due 2020

These offers to purchase are subject to the terms and conditions set forth in the Notice of Change of Control and Offer to Purchase Notes Statements dated July 9, 2010 and in the related Letter of Transmittal for each series of notes.  The offers will expire at 5:00 p.m., New York City time, on August 6, 2010, unless extended by the Company (the “Expiration Date”).  The Company reserves the right to extend, withdraw, or amend the offers to purchase at any time subject to applicable law and the instruments governing the terms of the notes.  The offers to purchase are being made as a result of provisions in the Company’s indenture (and related instruments) relating to a change of control of the Company.  The change of control provision has been triggered as a result of the June 30, 2010 spin-off by Questar Corporation to its shareholders of 100% of the stock of the Company and the subsequent downgrade of the credit ratings of the Company’s senior unsecured debt to below investment grade by Moody’s Investors Service and by Standard and Poor’s which occurred on July 2, 2010.  In satisfaction of its obligation, the Company is offering to purchase in cash each holder’s notes at a purchase price equal to either 100% or 101% of the principal amount of notes tendered by the holder, as applicable under the terms of each series of notes, plus accrued and unpaid interest, if any, to the change of control payment date, which is currently expected to be August 11, 2010.

Notes validly tendered pursuant to the offers to purchase may be validly withdrawn in writing prior to 5:00 p.m., New York City time on the Expiration Date by complying with the procedures set forth in the offer documents.

The complete terms and conditions of the offers to purchase are set forth in the offer documents, which are being sent to record holders of notes.  Holders of notes are urged to read the offer documents carefully.  Questions regarding the offer documents may be directed to: Scott Gutberlet, Director of Investor Relations at QEP Resources, Inc., 1050 17th Street, Denver, CO  80265, phone: (303) 672-6988.  Requests for documents may be directed to Carl Mathis at Well Fargo Bank, N.A., information agent for the offers, at (801) 246-5299 or carl.j.mathis@wellsfargo.com.

About QEP Resources, Inc.

QEP Resources is a leading independent natural gas and oil exploration and production company with operations focused in the Rocky Mountain and Midcontinent regions of the United States.  The company also gathers and processes natural gas.  The company is headquartered in Denver, Colorado.

Additional information regarding QEP Resources' business and management can be found on the company's website at www.qepres.com.

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